Exhibit 10.5

IRIS INTERNATIONAL, INC

KEY EMPLOYEE AGREEMENT

FOR

THOMAS H. ADAMS, PH.D

IRIS INTERNATIONAL, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1. Position and Responsibilities.

1.1 The Company will continue to employ you and you shall serve in an executive capacity as Corporate Vice President, Chief Technology Officer, and perform the duties customarily associated with such capacity from time to time as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

1.2 Subject to Section 4 below, you will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You will report to the Company’s Chief Executive Officer (“CEO”).

1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

2. Term of Employment; Termination.

2.1 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

(a) your death, or any illness, disability or other incapacity that renders you physically unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(b) thirty (30) days after you, for any reason, give written notice to the Company of your resignation; or

(c) immediately if the Company, with or without cause, gives written notice to you of your termination.

2.2 The determination regarding whether you are physically unable regularly to perform your duties (as described in Section 2.1(a)) shall be made by the Board of Directors.

2.3 Any notice required pursuant to this Section 2 shall be given in accordance with the provisions of Section 9 hereof. The exercise of either party’s right to terminate this Agreement pursuant to Sections 2.1(b) or (c) is not exclusive and shall not effect either party’s right to seek remedies for the other party’s breach, if any, giving rise to such termination.

2.4 You may be terminated with or without cause. If you are terminated without cause, you will be entitled to certain severance benefits as described in this Agreement. You shall be deemed terminated “for cause” if, in the reasonable determination of the Company, you (a) commit an act that is fraudulent, dishonest or a material breach of the Company’s policies, including wrongful disclosure of any trade secrets or other confidential information of the Company, or material breach of Section 4 of this Agreement or any material provision of the Employee Confidentiality Agreement (as defined in Section 5), (b) are convicted of a felony under federal, state, or local law applicable to the Company or (c) intentionally refuse, without proper cause, to substantially perform duties after a demand for such performance has been delivered in writing by the Company’s Chief Executive Officer or the Board of Directors, which notice shall specify the alleged instance of breach, and shall provide you with reasonable time in which to remedy such breach.

3. Compensation; Benefits; and Investment Rights.

3.1 The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $310,000.00 subject to increases in accordance with the policies of the Company, as determined by its Board of Directors, in force from time to time, payable in installments in accordance with Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing and other Company benefits which may be in force from time to time and provided specifically to you or for the Company’s executive officers generally.

3.2 During your employment with the Company, you will be eligible for option and/or equity awards, commensurate with other similar situated employees, based on your performance as determined by the CEO and the Compensation Committee of the Board of Directors.

3.3 You shall also be eligible for an annual bonus to be determined by the CEO and Compensation Committee of the Board of Directors in accordance with the Company’s bonus program for executive officers. The bonus program provides for cash and stock-based compensation, with the stock-based compensation comprised of stock options and restricted stock unit awards.

3.4 You shall be entitled to four (4) weeks of paid vacation per year to be taken at such time as will not interfere with the performance of your duties. You will also be entitled to illness days during the term of this Agreement consistent with the Company’s standard practice for its employees generally as in effect from time to time.

3.5(a) Except as provided in subsection (b) below, in the event that (i) your employment is terminated by the Company without cause at any time pursuant to Section 2.1(c) hereof or by you for Good Reason (as defined herein), and (ii) you deliver to the Company a signed settlement agreement and general release in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective, then the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to one (1) times your annual base salary in effect immediately prior to such termination.

(b) If a Change in Control (as defined herein) occurs and at any time within the three (3) months before or eighteen (18) months after the effective date of the Change in Control your employment is terminated by the Company without cause pursuant to Section 2.1(c) hereof or by you for Good Reason, then, in lieu of the payments provided for in subsection (a) above and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective:

(i) the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to one and one-half (1.5) times your annual base salary in effect immediately prior to such termination;

(ii) the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to one and one-half (1.5) times your Average Cash Bonus, where “Average Cash Bonus” is equal to (A) the sum of the annual cash bonus actually paid to you for performance during the two fiscal years immediately preceding the date of your termination for which the Company has paid bonuses to executives, divided by (B) two (2). For purposes of clarity, if you did not receive a bonus during either or both of the immediately preceding two fiscal years for which the Company has paid annual cash bonuses to executives, either because you were not then employed by the Company or for any other reason, then a value of zero shall be assigned as your bonus for such fiscal year for purposes of calculating the Average Cash Bonus;

(iii) you shall be entitled to full vesting and exercisability of all unvested stock options, restricted stock, restricted stock units and all other equity compensation awards; and

(iv) you shall be entitled to continue to receive for a period of eighteen (18) months following termination of your employment, the health and welfare benefits you were receiving as of the date of termination of your employment, at the same cost to you and your dependents (as applicable) as such health and welfare benefits cost immediately prior to such termination of employment (subject to premium increases affecting participants in such plan(s) generally); provided, that if the Company determines, in its sole discretion, that it is necessary or advisable for you to elect continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder in order for the Company to provide such coverage under its healthcare plans, and the Company so notifies you, you hereby agree to make such an election; and provided further, that if the Company determines, in its sole discretion, that it is unable to continue to provide you with any other health and welfare benefits under its health and welfare plans, and the Company so notifies you, in lieu of providing you continued coverage under such plans the Company will either obtain for you comparable coverage under another plan for which you qualify or reimburse you for your cost to obtain comparable coverage directly.

(c) The Company shall make payment of the amounts specified in subsection (a) or, if applicable, clauses (i) and (ii) of subsection (b) as follows:

(i) an amount that does not exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year in which such termination occurs, shall be made, at the Company’s option, (A) in the form of a lump sum payment within ten (10) days of the date you become entitled to receive such amounts or (B) through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than, in the case of payments made pursuant to subsection (a), twelve (12) months after the month of termination and, in the case of payments made pursuant to subsection (b), eighteen (18) months after the month of termination; and

(ii) the positive amount, if any, that is the difference between the amounts to which you are entitled pursuant to subsection (a) or, if applicable, clauses (i) and (ii) of subjection (b) and the amount determined under clause (i) of this subsection (c), shall be made, at the Company’s option, (A) in the form of a lump sum payment within ten (10) days of the date you become entitled to receive such amounts or (B) through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than the fifteenth (15th) day of the third (3rd) month of the calendar year following the year in which you are terminated.

The parties intend that the compensation payable pursuant to clause (ii) of this subsection (c) shall be treated as a short-term deferral as that term is used in section 409A of the Code and the regulations promulgated thereunder (collectively, “Section 409A”). The parties intend that each of the payments payable pursuant to clause (i) of this subsection (c) shall be treated as a separate payment for purposes of Section 409A and excluded from the definition of “deferred compensation” pursuant to the regulations promulgated thereunder regarding separation pay payable upon an involuntary separation from service.

(d) For purposes of this Section 3.5:

(i) “Change in Control” shall mean (A) the dissolution or liquidation of the Company, (B) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (C) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (D) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period; and

(ii) “Good Reason” shall mean any of the following (without your express written consent and provided you provide written notice within ninety (90) days of the initial occurrence stating in reasonable detail the basis for termination, a thirty (30)-day opportunity to cure to the Company, and your actual separation from service occurs within two (2) years from said initial occurrence): (A) a material reduction in your responsibilities or duties as such responsibilities or duties exist on the date hereof, except in the event of a termination for cause, death or disability or your resignation other than for Good Reason; (B) a material reduction of your base salary as it exists on the date hereof (i.e., a reduction of your base salary unless such reduction (x) is in connection with concurrent and proportional reductions in the salaries of other members of management of the Company, which reductions have been approved by the Board, and (y) reduces your base salary to no less than 80% of your base salary immediately before such reduction); or (C) any material relocation by the Company of your place of employment that would increase your one-way commute to the place of employment by more than fifty (50) miles when compared to your commute immediately prior to the relocation.

(e) Notwithstanding any provision of this Agreement to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to you the Parachute Amount without reduction if the Company determines that payment of the Parachute Amount would generate more after-tax income to you than the Reduced Amount. In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this clause (e). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to this Agreement and shall pay you in the future such amounts as become due pursuant to this Agreement. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this clause (e) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4. Other Activities During Employment.

4.1 Except with the prior written consent of the Company’s Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor in non-competitive businesses. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

4.2 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest, known by you to be adverse or antagonistic to, or competitive with, the Company, its businesses or prospects, financial or otherwise.

4.3 During the term of your employment by the Company (except on behalf of the Company), you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly or indirectly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the publicly-traded voting stock of such corporation.

4.4 Notwithstanding Sections 4.1-4.3, none of the prohibitions in this Section 4 apply to the following:

a. Member of the Board of Xifin, Synergy Pharmaceuticals, and/or TrovaGene

b. Member of Advisory Board for University of California Riverside

c. Ownership of more than 1% of publicly-traded voting stock of TrovaGene

5. Proprietary Information and Inventions. If not already a party thereto, you agree to sign and be bound by the provisions of the Company’s standard Employee Confidentiality and Inventions Agreement (the “Employee Confidentiality Agreement”).

6. Remedies. Your duties under the Employee Confidentiality Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Employee Confidentiality Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

7. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by you.

8. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. Notices. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer, at the Company’s principal office or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

10. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11. Complete Agreement; Amendments. The foregoing, together with the Employee Confidentiality Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

12. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without giving effect to any choice of law principles.

14. Section 409A of the Internal Revenue Code – General Provisions.

14.1 It is the intention of the Company and you that this Agreement shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule under Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. To the extent that this Agreement is subject to Section 409A, notwithstanding the other provisions hereof, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A.

14.2 Any discretionary bonuses that you may be awarded by the Company shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the year in which the services were rendered with respect to which the discretionary bonus has been determined.

14.3 Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

14.4 Notwithstanding anything to the contrary herein, (i) if at the time of your “separation from service” with the Company you are a “specified employee” (as such terms are defined in Section 409A and any regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your separation from service with the Company (or the earliest date that is permitted under Section 409A).

14.5 Notwithstanding anything to the contrary in this Agreement, the Company shall not make any deductions for money or property that you owe to the Company, or offset or otherwise reduce any sums that may be due or become payable to or for your account, from amounts that constitute “deferred compensation” for purposes of Section 409A.

14.6 Your right to any “deferred compensation,” as defined under Section 409A, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the day and year written below.

IRIS INTERNATIONAL, INC.

By:	/s/ César M. García
Name:	César M. García
Its:	Chief Executive Officer
Dated:	September 2, 2010

ACCEPTED AND AGREED TO

THIS 2nd DAY OF SEPTEMBER, 2010

/s/ Thomas W. Adams
Thomas W. Adams, Ph.D

EXHIBIT A

[IRIS LETTERHEAD]

RELEASE

[DATE]

Thomas W. Adams, Ph.D

ADDRESS

Re:       Separation Terms and General Release Agreement

Dear Dr. Adams:

This letter confirms the terms of your separation from the employment of IRIS International, Inc. and consideration in exchange for your waiver and general release of claims in favor of IRIS International, Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company” or “IRIS”).

1. Termination Date. Your employment with the Company will end effective                      (the “Termination Date”). Between now and the Termination Date, you should assist with any transition-related activities as directed by the employee to whom you directly report.

2. Acknowledgment of Payment of Wages. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”). You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the “Agreement”).

3. Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 7 and 8 below, and in exchange for your signing this Agreement, the Company agrees to provide you with the post-termination payments (the “Severance Payments”) described in Section 3.5 of that certain IRIS International, Inc. Key Employee Agreement for Thomas W. Adams, Ph.D, dated August 16, 2010. The Severance Payments are in addition to any amounts owed to you by the Company. You acknowledge and agree that you are not otherwise entitled to receive the Severance Payments. You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 19 below (if applicable), the Company has no obligation to provide you with the Severance Payments.

4. COBRA Continuation Coverage. Your Company provided health coverage will end on your Termination Date. If you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Our Human Resources Department will contact you shortly after your Termination Date. All other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date.

5. Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control.

6. Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s confidential information. You acknowledge your continuing obligations under the Employee Confidentiality Agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

7. General Release and Waiver of Claims.

7.1. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

7.2. To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or separation from employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 7.

(a) Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

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(b) Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

7.3. Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”; and (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 12.

8. Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9. Covenant Not to Sue.

9.1. To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 7 and 8 above.

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9.2. You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

9.3. Nothing in this paragraph shall prohibit you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

10. Non-disparagement. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Nothing in this paragraph shall prohibit you from providing truthful testimony in response to a subpoena or other compulsory legal process.

11. Legal and Equitable Remedies. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

12. Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Employee Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

13. Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 12 above.

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14. Confidentiality Provision. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

15. Materiality of Breach. Any breach of the provisions contained in paragraphs 6 through 10 and/or 14 will be deemed a material breach of this Agreement.

16. No Admission of Liability. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17. Indemnification. This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with IRIS, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

18. Review of Agreement. You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider this Agreement and release and, by signing below, affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to IRIS Human Resources, attention: Director of Human Resources, at the Company’s principal executive offices in Chatsworth, California, and after expiration of the revocation period without revocation by you.

[IF EMPLOYEE IS OVER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19. Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to our Human Resources Department, Attention Director of Human Resources at (818)              any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

IF EMPLOYEE IS UNDER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19. Intentionally Omitted.]

20. Entire Agreement. This Agreement together with the Employee Confidentiality Agreement that you previously executed is the entire Agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that

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neither the Company, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

21. Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company’s authorized representatives and you.

22. Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

23. Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 7 above may not be released as a matter of law, the General Release in paragraph 7 and the Waiver Of Unknown Claims in paragraph 8 shall otherwise remain effective as to any and all other claims.

If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to the Director of Human Resources.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS

A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

[NAME]

REVIEWED, UNDERSTOOD AND AGREED:

By:
Thomas W. Adams, Ph.D
Date:

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

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